Exhibit 99.1

WiSA Technologies Reports Q1 2022 Results

- Expects Q2 2022 revenue to rebound from Q1 2022 -

BEAVERTON, OR —(May 11, 2022)— WiSA Technologies, Inc. (Nasdaq: WISA) (“WiSA Technologies” or “Company”) reported its first quarter 2022 financial results. In its conference call and presentation later today, management will be discussing the Company’s design cycle and the expanding number of applications and end markets for its technology coming to market in 2022 and 2023.

“As we communicated in our Q4 2021 announcement, Q1 2022 revenue declined from Q4 2021 as supply chain issues worked their way through customers’ end markets. Going forward, we expect Q2 2022 revenue to rebound from Q1 2022 and continue to anticipate substantial revenue growth for the full year,” said Brett Moyer, CEO, President, and Chairman of WiSA Technologies.

Building the Ecosystem with Next Generation IP and Products

WiSA Technologies’ branding strategy is focused on bringing market-leading technical know-how to build and market wireless spatial technology for mass-market products, creating an ecosystem with embedded WiSA-enabled products. The Company currently has an IP portfolio of 12 issued patents, and it continues to aggressively and strategically build its IP assets. The company expects to end Q2 2022 with a total of 24 issued patents or pending applications.

“Our depth of next generation IP positions us to monetize our product portfolio in the fastest growing and expanding segments. With price competitive and comprehensive solutions, we expect to capture significant market share in the middle and low-end markets in speakers and soundbars,” said Moyer. “To that end, we are actively working WiSA DS through the technical evaluation and sale cycle and have begun design work with multiple companies, which we expect will lead to revenue contributions from WiSA DS in 2H 2022.”

The Company has also partnered its WiSA technology with Espressif and Realtek. The Espressif partnership allows the Company to offer a 4-channel solution for the soundbar market at a 65-75% lower price than its current modules. The Realtek (www.realtek.com) partnership brings the first platform for 5GHz multichannel wireless immersive audio at 50% lower cost than the current solution. Sampling is underway in both these partnerships.

In addition to its growing patent portfolio, the Company’s products have received numerous industry recognition and awards, including:

●	Consumer Technology Association’s 2022 Smart Home Division Mark of Excellence Award for SoundSend
●	CES Innovation Awards 2021 Honoree
●	TwicePicks Awards Winner
●	Impact Winner Dealerscape Awards 2021
●	Consumer Technology Association - Smart Home Division Mark of Excellence 2022 Winner
●	Bronze 2022 Stevie Winner American Business Awards
●	SoundSend Named Top New Technology (TNT) Award Winner

As part of its brand building strategy, the Company’s WiSA Wave, which includes a number of direct-to-consumer and e-tail/retail programs designed to promote WiSA-enabled products and build the category of wireless spatial audio, continues to draw attention, with over 520,000 visitors in Q1 2022, up over 370% from 140,000 a year ago. “In 2022, we expect this momentum to build as we head into the seasonally strong second half of the year, and our goal is to increase WiSA Wave visitors to 3 million to 5 million this year, up from 2.1 million in 2021,” added Moyer.

Q1 2022 Financial Highlights

●	Q1 2022 revenue was $0.6 million, compared to $1.2 million in Q1 2021.
●	Q1 2022 gross margin was 11%, compared to 26% in Q1 2021 and 30% in Q4 2021. Gross margin in Q1 2022 was primarily impacted by lower sales volumes.
●	At March 31, 2022, cash and cash equivalents were $9.1 million.

Q1 2022 and Recent Highlights

●	Partnered with Realtek to develop and launch a 5GHz multichannel immersive audio module.
●	Integrated WiSA’s Wireless Audio Connectivity Module into TCL’s Flagship 8K Mini-LED TV.
●	Established design team in India for porting WiSA Technologies’ IP into embedded systems, initially focusing on smart TVs.
●	Wharfedale’s WiSA certified Opal Wireless Home Theater Speaker System launched for sale in China.
●	Launched www.wisatechnologies.com in January 2022.

2022 Financial Guidance

●	30-50% year-over-year revenue growth for full year 2022 compared to full year 2021.
●	Revenue increase in Q2 2022 compared to Q1 2022.
●	Gross margin target range of 28-30% for 2022.
●	Company has sufficient cash to execute its business plan through 2022.

“As anticipated, supply chain issues and normal seasonality impacted Q1 2022,” said Brett Moyer, CEO, President, and Chairman of WiSA Technologies. “Ordering trends are moving higher, and we expect a sequential increase in revenue along with improved gross margin in Q2 2022 with continued momentum driving higher revenue in the second half of 2022 compared to the first half of 2022. WiSA DS and WiSA E products will comprise a growing percentage of our sales mix as we penetrate larger and faster growing segments of the immersive sound market.”

WiSA Technologies Investor Conference Call

A conference call is scheduled to provide the Company’s business update, including first quarter 2022 results, at 8:00 a.m. PT / 11:00 a.m. ET on Wednesday, May 11, 2022. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 669-900-6833 and entering the meeting ID 92978139259 and passcode: 950026 approximately 10 minutes prior to the start time. A live webcast of the call and accompanying slide presentation will be on the investor relations section of the Company’s website at ir.wisatechnologies.com and here, and a replay will be available for approximately one year. An audio archive can be accessed for one week by dialing 669-900-6833 Meeting 92978139259 Passcode: 950026.

About WiSA Technologies, Inc.

WiSA Technologies, Inc. (Nasdaq: WISA) is the developer of spatial, wireless sound technology for smart devices and next-generation home entertainment systems marketed under the WiSA brands. WiSA’s technology delivers immersive audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Headquartered in Beaverton, OR, WiSA has sales teams in Taiwan, China, Japan, Korea and California. For more information, please visit: www.wisatechnologies.com.

About WiSA Association

WiSA® educates, evangelizes, and promotes solutions for spatial audio in the home. Working in collaboration with technology developed by WiSA Technologies Inc., WiSA Association engages with leading consumer electronics companies, technology providers, retailers, and ecosystem partners to make immersive audio an experience everyone can enjoy. WiSA, LLC - the Wireless Speaker and Audio Association - is a wholly owned subsidiary of WiSA Technologies Inc. For more information about WiSA, please visit: www.wisatechnologies.com.

© 2022 WiSA Technologies Inc. All rights reserved. WiSA Technologies Inc. and the WiSA Technologies Inc. logo are trademarks of WiSA Technologies Inc. The WiSA logo, WiSA®, WiSA Ready™, and WiSA Certified™ are trademarks and certification marks of WiSA, LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting WiSA Technologies’ business, including current macroeconomic uncertainties associated with the COVID-19 pandemic; our inability to predict or measure supply chain disruptions resulting from the COVID-19 pandemic and other drivers; our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict direct and indirect customer demand for our existing and future products and to secure adequate manufacturing capacity; our ability to hire, retain and motivate employees; the effects of competition, including price competition within our industry segment; technological, regulatory and legal developments that uniquely or disproportionately impact our industry segment; developments in the economy and financial markets and other risks detailed from time to time in WiSA Technologies’ filings with the Securities and Exchange Commission.

Contact Information

David Barnard, LHA Investor Relations, 415-433-3777, wisa@lhai.com